PROSPECTUS SUPPLEMENT NO. 7	Filed Pursuant to Rule 424(b)(7)
(To Prospectus dated April 14, 2006)	Registration No. 333-132803

COLUMBIA LABORATORIES, INC.

9,285,261 Shares of Common Stock

_____________________________________

The following information supplements information contained in the prospectus dated April 14, 2006, relating to the resale by selling stockholders of shares of our common stock, including shares of our common stock that are issuable upon exercise of outstanding warrants held by such selling stockholders.  This prospectus supplement should be read in conjunction with the prospectus, and is qualified by reference to the prospectus, except to the extent that the information presented herein supersedes the information contained in the prospectus.  This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the prospectus, including any amendments or supplements thereto.

Our common stock is listed on the Nasdaq Global Market under the symbol “CBRX”.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 2 OF THE PROSPECTUS AND IN OUR ANNUAL REPORT ON FORM 10-K AND OUR QUARTERLY REPORTS ON FORM 10-Q THAT ARE INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

_____________________________________

The date of this prospectus supplement is June 5, 2008.

SELLING STOCKHOLDERS

Effective as of May 22, 2008, Royal Bank of Canada, a named selling stockholder in the prospectus, transferred the warrant held by it to SDS Capital Group SPC, Ltd. Accordingly, the warrant exercisable for shares of common stock previously held by Royal Bank of Canada is now owned of record by SDS Capital Group SPC, Ltd.

Effective as of June 2, 2008, Harvest AA Capital LP and New Americans LLC, named selling stockholders in the prospectus, transferred the warrants held by them to Harvest Institutional Partners LP. Accordingly, the warrants exercisable for shares of common stock previously held by Harvest AA Capital LP and New Americans LLC are now owned of record by Harvest Institutional Partners LP.

The table below amends the table of stockholders beginning on page 11 of the prospectus in order to reflect these transactions and prior sales of shares of common stock pursuant to the prospectus.  We received this information from the selling stockholders.  In addition, a selling stockholder identified below may have acquired, sold, transferred or otherwise disposed of all or a portion of its securities since the date on which it provided the information regarding its securities.

Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to this Offering			Maximum Number of Shares of Common Stock Being Sold in this Offering	Number of Shares of Common Stock Beneficially Owned After this Offering (1)
	Number		Percent(2)		Number	Percent(2)

Royal Bank of Canada	433,168		*	433,168	*	*
SDS Capital Group SPC, Ltd.	108,292	(3)	*	108,292	*	*
New Americans LLC	132,944		*	42,554	90,390	*
Harvest AA Capital LP	67,485		*	19,922	47,563	*
Harvest Institutional Partners LP	15,618	(3)	*	15,618	*	*

* Less than 1.0%.

(1)	Assumes the maximum number of shares registered under the registration statement of which the prospectus, as supplemented by this prospectus supplement, forms a part, is sold.

(2)
The percentage of shares beneficially owned is based on 49,266,382 shares issued and outstanding as of March 17, 2006, determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which a selling stockholder has sole or shared voting power or investment power and also any shares which that selling stockholder has the right to acquire within 60 days of March 17, 2006 through the exercise of any stock option or other rights. Notwithstanding the foregoing, the shares of common stock underlying the warrants held by each selling stockholder are treated as being beneficially owned by them, although the warrants were not exercisable until September 9, 2006.

(3)	Shares that may be acquired after September 9, 2006.